As filed with the Securities and Exchange commission on February 6, 1997

                                                           Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                               ------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                               ------------------

                               MLC HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

                 DELAWARE                            54-1817218
         (State or other jurisdiction                (I.R.S. Employer
         of incorporation or organization)           Identification No.)

11150 Sunset Hills Road
Suite 110
Reston, Virginia                                     20190-5321
(Address of principal executive offices)             (Zip Code)

                               ------------------

                  MLC HOLDINGS, INC. 1996 STOCK INCENTIVE PLAN
              MLC HOLDINGS, INC. 1996 INCENTIVE STOCK OPTION PLAN
             MLC HOLDINGS, INC. 1996 NONQUALIFIED STOCK OPTION PLAN
           MLC HOLDINGS, INC. 1996 OUTSIDE DIRECTOR STOCK OPTION PLAN
                           (Full title of the plans)

                               ------------------


PHILLIP G. NORTON                                    Copy to:
Chairman, Chief Executive
 Officer and President                               Benton Burroughs, Jr.
MLC HOLDINGS, INC.                                   HAZEL & THOMAS, P.C.
11150 Sunset Hills Road                              3110 Fairview Park Dr.
Suite 110                                            Suite 1400
Reston, Virginia 20190-5321                          Falls Church, Virginia
(703) 834-5710                                       (703) 641-4200
(Name, address, including zip
code, and telephone number,
including area code, of agent
for service)

Cover Page Continued

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------
                                                   Proposed                  Proposed
Title of                                           Maximum  Maximum          Amount
Securities       Amount           offering         Aggregate                 of Regis-
to be            to be            Price            Offering                  tration
Registered       Registered       Per Share        Price                     Fee(1)
---------------------------------------------------------------------------------------
Options for
Common Stock(2)  45,000(3)        14.00(4)         $630,000                  $ 190.91

Common Stock(2)  60,000(5)         8.75            $525,000                  $ 159.09

Common Stock(2)  30,000(6)         8.75            $262,500                  $  79.54

Common Stock(2)  15,000(7)         9.75            $146,250                  $  44.32

Common Stock(2)   5,000(8)         9.75            $ 48,750                  $  14.77


--------------------

        (1) Calculated in accordance with Securities Act Rule 457(h).

        (2) Common Stock, par value $0.01 per share. The 1996 Stock Incentive Plan, the 1996 Incentive Stock Option Plan, the 1996 Nonqualified Stock Option Plan and the 1996 Outside Director Stock Option Plan authorized the issuance of a maximum of 155,000 shares in the aggregate. Of such shares, as of February 5, 1997, 75,000 shares are subject to outstanding options granted under the 1996 Incentive Stock Option Plan, 30,000 shares are subject to outstanding options granted under the 1996 Outside Director Stock Option Plan and 5,000 shares are subject to outstanding options granted under the under the 1996 Nonqualified Stock Option Plan.

        (3) Unissued Options under the 1996 Outside Directors Stock Option Plan representing 45,000 shares of Common Stock which are also being registered hereunder.

        (4) Average of high and low prices for securities of the same class on February 3, 1997 (Rule 457(c)).

        (5) Shares of Common Stock which may be purchased upon exercise of Options granted at an exercise price of $8.75 per share pursuant to the 1996 Incentive Stock Option Plan.

        (6) Shares of Common Stock which may be purchased upon exercise of Options granted at an exercise price of $8.75 per share pursuant to the 1996 Outside Director Stock Option Plan.

        (7) Shares of Common Stock which may be purchased upon exercise of Options granted at an exercise price of $9.75 per share pursuant to the 1996 Incentive Stock Option Plan.

        (8) Shares of Common Stock which may be purchased upon exercise of Options granted at an exercise price of $9.75 per share pursuant to the 1996 Nonqualified Stock Option Plan.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


Item 1.  Plan Information

         Not required to be filed with this Registration Statement.


Item 2.  Registrant Information and Employee Plan Annual Information

         Not required to be filed with this Registration Statement.


                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.          Incorporation of Documents by Reference.

         The following documents filed by the Company with the Commission are specifically incorporated herein by reference:

         1. The Company's Prospectus relating to the initial public offering of Common Stock dated November 14, 1996, and filed with the Commission pursuant to Rule 424(b) under the Securities Act.

         2. The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.

         3. The description of the Company's Common Stock, par value $0.01 is incorporated by reference to the Company's report on Form 8A, dated October 21, 1996.

         All documents subsequently filed by MLC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all of the Shares then remaining unsold shall be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

---------------------

Item 4.  Description of Securities.

         See Item 3 above.


Item 5.  Interests of Named Experts and Counsel.

         Not applicable.


Item 6.  Indemnification of Directors and Officers.

         Article Ninth of the Certificate of Incorporation of the Registrant provides:

         "No person shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit."

         Article Tenth of the Certificate of Incorporation of the Registrant provides:

         "The Corporation shall indemnify, in the manner and to the fullest extent permitted by the Delaware General Corporation Law (and in the case of any amendment thereto, to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise including service with respect to an employee benefit plan. The Corporation may, to the fullest extent permitted by the Delaware General Corporation Law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against such person. To the fullest extent permitted by the Delaware General Corporation Law, the indemnification provided herein may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement and any such expenses may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the person seeking indemnification to repay such amounts if it is ultimately determined that he or she is not entitled to be indemnified. The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses to the fullest extent permitted by the Delaware General Corporation Law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may be entitled under any agreement, the Corporation's Bylaws, vote of stockholders or disinterested directors, or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office. The Corporation may, but only to the extent that the Board of Directors may (but shall not be obligated to) authorize from time to time, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article Tenth as they apply to the indemnification and advancement of expenses of directors and officers of the Corporation."

         Section 145 of the Delaware General Corporation Law empowers the Registrant to indemnify its officers and directors under certain circumstances. The pertinent provisions of that statute read as follows:

         "(a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         (b) A corporation may indemnify any person who was or is a party or is threatened to be a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and
(b) of this section. Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

         (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final deposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

         (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office,

         (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

         (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employer or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

         (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

         (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees)."

         The Registrant has purchased a directors' and officers' liability insurance contract which provides, within stated limits, reimbursement either to a director or officer whose actions in his capacity result in liability, or to the Registrant, in the event it has indemnified the director or officer.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 12 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 7.  Exemption from Registration Claimed.

         Not Applicable.

Item 8.  Exhibits.

Exhibit No.               Item

4.1      1996 Stock Incentive Plan (incorporated by reference to
         Exhibit 10.1 to the Company's Registration Statement on Form S-1, as amended, which was declared effective by the Commission on November 8, 1996 (No. 333-11737)).

4.2      1996 Incentive Stock Option Plan (incorporated by reference to
         Exhibit 10.4 to the Company's Registration Statement on Form S-1, as amended, which was declared effective by the Commission on November 8, 1996 (No. 333-11737)).

4.3 1996 Nonqualified Stock Option Plan (incorporated by reference to Exhibit 10.3 to the Company's Registration Statement on Form S-1, as amended, which was declared effective by the Commission on November 8, 1996 (No. 333-11737)).

4.4 1996 Outside Director Stock Option Plan (incorporated by reference to Exhibit 10.2 to the Company's Registration Statement on Form S-1, as amended, which was declared effective by the Commission on November 8, 1996 (No. 333-11737)).

5.1      Opinion and consent of Hazel & Thomas, P.C.

23.1 Consent of Hazel & Thomas, P.C. (contained in their opinion filed as Exhibit 5.1)

23.2     Consent of Deloite & Touche LLP

24.1     Power of Attorney of Terrence O'Donnell, Director


Item 9.  Undertakings.

A.       The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                 (a) to include any prospective required by Section 10(a)(3) of the 1933 Act;

                 (b) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                 (c) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs 1(a) and 1(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfax, Commonwealth of Virginia, on this 6th day of February, 1997.

                                                   MLC HOLDINGS, INC.



                                                   By: /s/ PHILLIP G. NORTON
                                                      -------------------------
                                                      Phillip G. Norton,
                                                            Chairman

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

         Signature                                 Capacity                          Date
/s/ PHILIP G. NORTON                               Chairman of the Board             February 6, 1997
-------------------------                          Executive Officer and
Philip G. Norton                                   President (Principal
                                                   Executive Officer)**

/s/ BRUCE M. BOWEN                                 Director, Chief Financial         February 6, 1997
-------------------------                          Officer and Executive
Bruce M. Bowen                                     Vice President
                                                   (Principal Financial
                                                   Officer)**

/s/ BARBARA J. SIMMONDS                            Controller                        February 6, 1997
-------------------------                          (Vice President and
Barbara J. Simmonds                                Principal Accounting
                                                   Officer)


          *                                        Director**                                 February 6, 1997
--------------------------
Terrence O'Donnell*





*Phillip G. Norton, by signing his name hereto, does sign this document on behalf of the persons indicated above for whom he is attorney-in-fact pursuant to a power of attorney duly executed by such person and filed with the Securities and Exchange Commission.



By: /s/  PHILLIP G. NORTON
    -------------------------
         Phillip G. Norton,
         Attorney-in-Fact


** The noted signatories constitute a majority of the Board of Directors of the Registrant.

                                 EXHIBIT INDEX

                                                                             Sequentially
Exhibit No.               Description of Exhibit                             Numbered Page
-----------               ----------------------                             -------------
  4.1                     1996 Stock Incentive Plan
                          (incorporated by reference
                          to Exhibit 10.1 to the
                          Company's Registration
                          Statement on Form S-1,
                          as amended, which was
                          declared effective by the
                          Commission on November 8,
                          1996 (No. 333-11737))

  4.2                     1996 Incentive Stock Option
                          Plan (incorporated by reference
                          to Exhibit 10.4 to the
                          Company's Registration
                          Statement on Form S-1, as
                          amended, which was declared
                          effective by the Commission on
                          November 8, 1996 (No. 333-11737))

  4.3                     1996 Nonqualified Stock Option
                          Plan (incorporated by reference
                          to Exhibit 10.3 to the
                          Company's Registration Statement
                          on Form S-1, as amended,
                          which was declared effective by
                          the Commission on November 8,
                          1996 (No. 333-11737))

  4.4                     1996 Outside Director Stock
                          Option Plan (incorporated by
                          reference to Exhibit 10.2
                          to the Company's Registration
                          Statement on Form S-1, as
                          amended, which was declared
                          effective by the Commission on
                          November 8, 1996 (No. 333-11737))

  5.1                     Opinion and consent of Hazel &
                          Thomas, P.C.

  23.1                    Consent of Hazel & Thomas, P.C.
                          (contained in their opinion
                          filed as Exhibit 5.1)

  23.2                    Consent of Deloite & Touche LLP


  24.1                    Power of Attorney of Terrence
                          O'Donnell, Director